Exhibit 15.11

CONSENT OF RENE LEBLANC

The undersigned hereby consents to (i) the inclusion in this Annual Report on Form 20-F of Lithium Americas Corp. (the “Company”) of the references to the undersigned’s involvement in the preparation and review of the scientific and technical information described therein (the “Technical Information”); and (ii) the filing of this consent under cover of Form 20-F with the United States Securities and Exchange Commission (the “SEC”) and of the incorporation by reference of this consent, the use of my name and the Technical Information into the Company’s Registration Statements on Form F-3 (No. 333-274883) and Form S-8 (No. 333-274884), and any amendments thereto, filed with the SEC.

/s/ Rene LeBlanc
Rene LeBlanc

March 18, 2024